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                                                                    EXHIBIT 99.1

                      OPINION OF RICHTER, USHER & VINEBERG,
                   INDEPENDENT AUDITORS FOR ALPNET CANADA INC.



To the Shareholder of
ALPNET Canada Inc.


We have audited the balance sheet of ALPNET Canada Inc. as at December 31, 1998 and the statements of earnings, deficit and changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and the changes in its financial position for the year then ended in accordance with generally accepted accounting principles.


\s\ RICHTER, USHER & VINEBERG
Chartered Accountants



Montreal, Quebec
February 24, 1999